NL REPORTS FOURTH QUARTER RESULTS

DALLAS, TEXAS – March 12, 2013 - NL Industries, Inc. (NYSE: NL) today reported income from continuing operations attributable to NL stockholders of $2.7 million, or $.05 per share, in the fourth quarter of 2012 compared to income from continuing operations of $19.7 million, or $.40 per share, in the fourth quarter of 2011.  For the full year 2012, NL reported income from continuing operations attributable to NL stockholders of $56.6 million, or $1.16 per share compared to income from continuing operations of $78.1 million, or $1.61 per share, in 2011.

Net sales increased 3% in the fourth quarter of 2012 as compared to the fourth quarter 2011 and increased 4% in the full year 2012 compared to 2011.  Net sales increased principally due to growth in customer demand within both of CompX’s businesses resulting from somewhat improved economic conditions in North America.  Income from continuing operations attributable to CompX decreased to nil and $5.4 million, in the fourth quarter and full year of 2012, respectively, compared to income from continuing operations of $1.4 million and $6.4 million in the same periods of 2011.  Income from continuing operations comparisons were negatively impacted by higher self-insured medical costs in 2012.  In addition, the 2011 and 2012 full-year periods include the impact of write-downs on assets held for sale of $1.1 million and $1.2 million, respectively ($.02 per share, net of income taxes and noncontrolling interest, in both periods).

Kronos’ net sales of $396.8 million in the fourth quarter of 2012 were $40.6 million, or 9%, lower than in the fourth quarter of 2011.  Kronos’ net sales of $1,976.3 million in the full year of 2012 were $33.0 million, or 2%, higher than in the full year 2011.  Net sales decreased in the fourth quarter of 2012 as compared to the fourth quarter of 2011 due to lower average TiO2 selling prices partially offset by higher sales volumes.  Net sales increased in the full year of 2012 primarily due to higher average TiO2 selling prices, partially offset by lower sales volumes.  Kronos’ average TiO2 selling prices decreased 14% in the fourth quarter of 2012 as compared to the fourth quarter of 2011, and increased 10% for the full year as compared to 2011.  Kronos’ average TiO2 selling prices at the end of 2012 were 17% lower than at the end of 2011 and were 10% lower than at the end of the third quarter of 2012.  TiO2 sales volumes in the fourth quarter of 2012 were 6% higher than in the fourth quarter of 2011, while sales volumes for the full year 2012 were 6% lower than in 2011.  Fluctuations in currency exchange rates also impacted net sales comparisons, decreasing net sales by approximately $12 million in the fourth quarter and approximately $82 million in the full year 2012 as compared to 2011.  The table at the end of this press release shows how each of these items impacted Kronos’ overall change in sales.

Kronos’ income from operations decreased by $142.2 million, from $143.3 million in the fourth quarter of 2011 to $1.1 million in the fourth quarter of 2012.  For the full year, Kronos’ income from operations decreased by $186.9 million from $546.5 million in 2011 to $359.6 million in 2012.  Income from operations decreased in the fourth quarter period primarily due to the negative effects of lower TiO2 selling prices, lower production volumes and higher raw material costs offset in part by increased sales volume.  Income from operation decreased for the full year primarily due to lower sales and production volumes, higher raw material costs and the unfavorable effects of unabsorbed fixed production costs resulting from reduced production volumes, partially offset by higher average sales prices.  Changes in currency exchange rates decreased Kronos’ income from operations by approximately $9 million in the fourth quarter and $10 million in the full year 2012 as compared to the same periods in 2011.

As previously reported, in March 2011 Kronos redeemed €80 million principal amount of its 6.5% Senior Secured Notes due 2013, and in the third and fourth quarters of 2011, Kronos repurchased in open market transactions an aggregate €40.8 million principal amount of its Senior Notes.  As a result of these redemptions and open market purchases, Kronos’ results in 2011 include a net charge of $3.1 million (NL’s equity interest was $.4 million, or $.01 per share, net of income tax benefit) consisting of the call premium, the write-off of unamortized deferred financing costs and original issue discount associated with the redeemed and purchased Notes.  In June 2012, Kronos entered into a new $400 million term loan and used a portion of the net proceeds to redeem the remaining €279.2 million principal amount of Senior Notes outstanding.  As a result, Kronos recognized a second quarter 2012 charge of $7.2 million (NL’s equity interest was $.9 million or $.02 per share, net of income tax) associated with the early extinguishment of such remaining Senior Notes.

Kronos’ income tax expense in 2011 includes a provision for income taxes of $17.2 million (NL’s equity was $3.4 million, or $.07 per share, net of income taxes) for U.S. incremental income taxes on earnings repatriated from its German subsidiary, which earnings were used to fund a portion of the repurchases of Kronos’ Senior Secured Notes.

Insurance recoveries reflect in part amounts we received from certain of our former insurance carriers, and relate to the recovery of prior lead pigment and asbestos litigation defense costs incurred by us.  Such insurance recoveries aggregated $3.3 million ($2.2 million, or $.04 per share, net of income taxes) in 2012 as compared to $16.9 million ($11.0 million, or $.23 per share, net of income taxes) in 2011.  A substantial portion of the insurance recoveries we recognized in 2011 relates to a settlement we reached for a portion of our past lead pigment litigation costs.

Litigation settlement gain in 2012 relates to a $15.0 million gain ($9.7 million, or $.20 per share, net of income taxes) recognized in the second quarter related to the third and final closing associated with certain real property we formerly owned in New Jersey.

Other operating income in the fourth quarter of 2012 includes a $3.2 million gain ($2.1 million, or $.04 per share after taxes) on the sale of certain real property owned by us.  In addition, we recognized a $6.4 million goodwill impairment charge ($.13 per share) in the fourth quarter of 2012 associated with our insurance brokerage subsidiary.  There is no income tax benefit associated with such charge.

Corporate expenses were comparable in the 2011 and 2012 fourth quarter periods, and increased $4.0 million, or 16%, in the full year 2012 compared to 2011 primarily related to higher environmental and related costs in the first quarter of 2012.

Securities transactions gains in the fourth quarter of 2012 consist of a $16.6 million gain ($10.8 million, or $.22 per share after taxes) on the sale, pursuant to a cash tender offer by a third party, of all of our shares of Titanium Metals Corporation (TIMET) common stock for $23.9 million.

In December 2012, we completed the sale of CompX’s Furniture Components operations to a competitor for proceeds, net of expenses, of approximately $58.0 million in cash.  We recognized a pre-tax gain of approximately $23.7 million in the fourth quarter of 2012 ($14.5 million, or $.30 per share, net of income taxes and noncontrolling interests).  Discontinued operations also includes full-year income related to the operations of such disposed unit of $3.5 million, or $.07 per share, in 2011 and $3.3 million, or $.07 per share in 2012, net of income taxes and noncontrolling interest.  We have reclassified our Condensed Consolidated Statement of Operations to reflect the disposed business as discontinued operations for all periods.

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although NL believes that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that these expectations will prove to be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements.  While it is not possible to identify all factors, we continue to face many risks and uncertainties.  Among the factors that could cause actual future results to differ materially include, but are not limited to:

•	Future supply and demand for our products
•	The extent of the dependence of certain of our businesses on certain market sectors
•	The cyclicality of our businesses (such as Kronos’ TiO2 operations)
•	Unexpected or earlier-than-expected industry capacity expansion (such as the TiO2 industry)
•
Changes in raw material and other operating costs (such as energy, ore, zinc and brass costs) and our ability to pass those costs on to our customers or offset them with reductions in other operating costs

•	Changes in the availability of raw material (such as ore)
•
General global economic and political conditions (such as changes in the level of gross domestic product in various regions of the world and the impact of such changes on demand for, among other things, TiO2 and component products)

•	Competitive pricing, products and substitute products
•	Customer and competitor strategies
•	Uncertainties associated with the development of new product features
•	Potential consolidation of Kronos’ competitors
•	The impact of pricing and production decisions
•	Competitive technology positions
•	Potential difficulties in integrating future acquisitions
•	Potential difficulties in upgrading or implementing new manufacturing and accounting software systems
•	The introduction of trade barriers
•	Possible disruption of Kronos’ or CompX’s business, or increases in our cost of doing business resulting from terrorist activities or global conflicts
•	The impact of current or future government regulations (including employee healthcare benefit related regulations
•
Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone and the Canadian dollar), or possible disruptions to our business resulting from potential instability resulting from uncertainties associated with the euro

•	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime, transportation interruptions and cyber attacks)
•	Decisions to sell operating assets other than in the ordinary course of business
•	CompX’s and Kronos’ ability to renew or refinance debt
•	Our ability to maintain sufficient liquidity
•	The timing and amounts of insurance recoveries
•	The extent to which our subsidiaries or affiliates were to become unable to pay us dividends
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters
•	Uncertainties associated with the development of new product features
•	Our ability to utilize income tax attributes or changes in income tax rates related to such attributes, the benefits of which have been recognized under the more-likely-than-not recognition criteria
•
Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities or new developments regarding environmental remediation at sites related to our former operations)

•
Government laws and regulations and possible changes therein (such as changes in government regulations which might impose various obligations on present and former manufacturers of lead pigment and lead-based paint, including us, with respect to asserted health concerns associated with the use of such products)

•	The ultimate resolution of pending litigation (such as our lead pigment and environmental matters)
•	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  We disclaim any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.
NL Industries, Inc. is engaged in the component products (security products and performance marine components), chemicals (TiO2) and other businesses.

NL INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except earnings per share)

	Three months ended		Year ended
	December 31,		December 31,
	2011	2012	2011	2012
	(Unaudited)

Net sales	$18.7	$19.3	$79.8	$83.2
Cost of sales	13.2	13.8	55.7	58.9

Gross margin	5.5	5.5	24.1	24.3

Selling, general and administrative expense	4.1	4.7	16.6	17.7
Other operating income (expense):
Insurance recoveries	.3	.7	16.9	3.3
Litigation settlement gain	-	-	-	15.0
Assets held for sale write-down	-	(.8)	(1.1)	(1.2)
Other income, net	.9	3.6	1.0	3.6
Goodwill impairment	-	(6.4)	-	(6.4)
Corporate expense	(4.4)	(4.4)	(25.0)	(29.0)

Loss from operations	(1.8)	(6.5)	(.7)	(8.1)

Equity in earnings (loss) of Kronos Worldwide, Inc.	26.1	(5.6)	97.6	66.4

General corporate items:
Securities transactions gains	-	16.6	-	16.6
Interest and dividends	.8	.8	3.0	3.2
Interest expense	(.2)	(.2)	(1.5)	(1.1)

Income from continuing operations before income taxes	24.9	5.1	98.4	77.0

Provision for income taxes	5.1	2.4	19.8	19.9

Income from continuing operations	19.8	2.7	78.6	57.1
Income from discontinued operations, net of tax	.3	18.6	4.1	21.9

Net income	20.1	21.3	82.7	79.0

Noncontrolling interest in net income of subsidiary	.2	3.7	1.0	4.5

Net income attributable to NL stockholders	$19.9	$17.6	$81.7	$74.5

NL INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except earnings per share)

	Three months ended		Year ended
	December 31,		December 31,
	2011	2012	2011	2012
	(Unaudited)

Amounts attributable to NL stockholders:

Income from continuing operations	$19.7	$2.7	$78.1	$56.6
Income from discontinued operations	.2	14.9	3.6	17.9
Net income attributable to NL stockholders	$19.9	$17.6	$81.7	$74.5

Basic and diluted net income per share:
Income from continuing operations	$.40	$.05	$1.61	$1.16
Discontinued operations	.01	.31	.07	.37
Net income per share attributable to NL stockholders	$.41	$.36	$1.68	$1.53

Weighted average shares outstanding used
in the calculation of net income per share	48.7	48.7	48.7	48.7

NL INDUSTRIES, INC.
COMPONENTS OF LOSS ATTRIBUTABLE
TO CONTINUING OPERATIONS
(In millions)
(Unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2011	2012	2011	2012

CompX - component products	$1.4	$-	$6.4	$5.4
Insurance recoveries	.3	.7	16.9	3.3
Litigation settlement gain	-	-	-	15.0
Other income, net	.9	3.6	1.0	3.6
Goodwill impairment	-	(6.4)	-	(6.4)
Corporate expense	(4.4)	(4.4)	(25.0)	(29.0)

Loss from operations	$(1.8)	$(6.5)	$(.7)	$(8.1)

CHANGE IN KRONOS' TiO2 SALES
(Unaudited)
	Three months ended	Year ended
	December 31,	December 31,
	2012 vs. 2011	2012 vs. 2011

Percentage change in sales:
TiO2 product pricing	(14)%	10%
TiO2 sales volume	6%	(6)%
TiO2 product mix	2%	2%
Changes in currency exchange rates	(3)%	(4)%

Total	(9)%	2%